EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

CONSULTAMERICA, INC.

Pursuant to § 242 of the
General Corporation Law of the State of Delaware
____________________________________

ConsultAmerica, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.    That the Certificate of Incorporation of the Corporation shall be amended by deleting Article 1 therein in its entirety and replacing it with the following new Article 1:

“1: The name of the corporation is VirtualScopics, Inc.”

2.    That a resolution was duly adopted by unanimous written consent by the Board of Directors of the Corporation, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth the above-mentioned amendment to the Certificate of Incorporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent of the stockholders of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President and Chief Executive Officer on this 4th day of November, 2005.

CONSULTAMERICA, INC.

By:  /s/ Edward a. Sundberg_______________
Edward A. Sundberg
President and Chief Executive Officer